Exhibit 99.1

Hawthorn Bancshares Announces Results of 2012 Annual Meeting

LEE’S SUMMIT, Mo. — June 8, 2012 — The Board of Directors of Hawthorn Bancshares, Inc. (NASDAQ: HWBK) announced that at our Company’s June 5, 2012 Annual Meeting of Shareholders, Charles G. Dudenhoeffer, Jr. and Gus S. Wetzel, II were re-elected as Class II directors to serve three-year terms expiring 2015.

Mr. Dudenhoeffer has served as a Director of our Company since its formation in 1993. Prior to his retirement in 2000, Mr. Dudenhoeffer also served as Senior Vice President of our Company. Mr. Wetzel has served as a Director of our Company since 1999 and is currently a physician/surgeon with the Wetzel Clinic in Clinton, MO.

Other members of the 6 member board include Chairman, CEO & President David T. Turner, Philip D. Freeman, Kevin L. Riley, and James E. Smith. The Company’s advisory directorate is composed of Harold G. Butzer, David R. Goller, James R. Loyd and Julius F. Wall.

Shareholders also approved ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and the shareholder advisory vote on executive pay.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional Missouri locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.